Exhibit 10.3

AMENDMENT NO. 4 TO LICENSE AGREEMENT

This Amendment No. 4 (“Amendment “) to the License Agreement (as defined below) dated as of November 9, 2017 (the “Amendment Date”), is entered into by and between “上海斯丹赛生物技术有限公司” (Innovative Cellular Therapeutics CO., LTD.), a corporation organized and existing under the laws of China (“ICT”), and Vericel Corporation, a corporation organized and existing under the laws of the State of Michigan (“Vericel”).  Terms used, but not defined, herein shall have the meaning ascribed to them in the License Agreement.

RECITALS

WHEREAS, Vericel and ICT are parties to that certain License Agreement, dated as of May 9, 2017 (as amended, the “License Agreement”); and

WHEREAS, the Parties desire to amend the License Agreement on the terms and subject to the conditions set forth herein, with this Amendment 4 becoming effective on November 6, 2017 at 4:00 pm Eastern Daylight Time (the “Effective Time”) if the Upfront Payment is not received by Vericel from ICT at or before the Effective Time (the “Nonpayment Condition”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      AMENDMENTS

1.1                               Section 12.2.4 of the License Agreement is hereby deleted in its entirety and replaced with the following:

12.2.4              Termination of Agreement for Failure to Pay Upfront Payment.  ICT shall use its commercially reasonable efforts to pay the Upfront Payment within sixty (60) days after the Effective Date.  In the event the default of its timely payment is caused by the related regulatory approval process, ICT shall immediately notify Vericel by a written notice and ICT will be granted a grace period of one hundred fifty (150) days after Vericel’s receipt of such notice to fulfill ICT’s payment obligation with regards to Upfront Payment.  Subject to Section 13.12, Vericel shall have the right to terminate this Agreement in its entirety, immediately upon written notice to ICT, if ICT fails to pay the Upfront Payment within such one hundred fifty (150) day grace period, provided that Vericel’s right to terminate this Agreement under this Section 12.2.4 shall expire on the earlier of (a) the date that is two hundred ten (210) days after the Effective Date or (b) the Upfront Payment Receipt Date.

2.                                      MISCELLANEOUS

2.1                               This Amendment 4 shall become effective at the Effective Time if, and only if, the Nonpayment Condition has occurred.

2.2                               Except to the extent modified herein, the terms and conditions of the License Agreement shall remain in full force and effect.

2.3                               This Amendment 4 shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Amendment 4 to the substantive law of another jurisdiction.

2.4                               This Amendment 4 may be executed in two or more counterparts, including by facsimile or PDF signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 4 to the License Agreement as of the Amendment Date.

Innovative Cellular Therapeutics Co., Ltd.		Vericel Corporation

BY:	/s/ Lei Xiao	BY:	/s/ Dominick Colangelo
NAME:	Lei Xiao	NAME:	Dominick Colangelo
TITLE:	Chairman	TITLE:	Chief Executive Officer